Filed Pursuant to Rule 424(b)(2)

                                                      Registration No. 333-46083


                                                             [GRAPHIC- WPC LOGO]

PROSPECTUS

                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                             5,000,000 LISTED SHARES

                              W. P. CAREY & CO. LLC

         We hereby offer participation in our Dividend Reinvestment and Share Purchase Plan. The plan is designed to provide an economical and convenient method to designate all or a portion of the cash dividends on your shares of WPC stock for reinvestment in more shares under the plan. The plan is also designed to provide an easy way for new investors to make an initial investment in our shares or for an existing shareholder to increase his or her holdings in WPC through the plan. W. P. Carey & Co. LLC is a Delaware limited liability company, which we will refer to as WPC.

         W. P. Carey & Co. LLC shares are traded on the New York Stock Exchange under the ticker symbol "WPC."

Some of the significant features of the plan are as follows:

         o As a participant in the plan, you can automatically reinvest all or a portion of your quarterly cash dividend.

         o        Participants can make an initial investment in shares of W. P.
                  Carey & Co. LLC.

         o Participants can add to an existing position in WPC by making optional cash payments of $500 to $25,000 per month by writing a check or making automatic purchases through deductions from a U.S. bank account.

         o Participants can purchase additional shares with optional cash payments in excess of $25,000 per month, with the permission of WPC.

         o The plan allows participants to keep all of their WPC shares in safekeeping for easy transfer or sale.

See "Risk Factors" beginning on page 3 to read about factors you should consider before buying these securities.

            All questions concerning the plan should be directed to:

                            Mellon Investor Services
                                  P.O. Box 3338
                         South Hackensack, NJ 07606-1938
                            Telephone: (888) 200-8690


                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this prospectus is April 29, 2002.


                                                    TABLE OF CONTENTS


RISK FACTORS......................................................................................................3


W. P. CAREY & CO. LLC.............................................................................................7


FORWARD-LOOKING STATEMENTS........................................................................................8


SUMMARY DESCRIPTION OF THE PLAN...................................................................................9

   PURPOSE OF THE PLAN............................................................................................9
   General Plan Information......................................................................................10
   What features are available to participants in the plan?......................................................11
   Who will handle the administration of the plan?...............................................................11

DIVIDEND REINVESTMENT PROGRAM....................................................................................11

   How does an existing shareholder participate in the plan?.....................................................11
   I already own shares, but they are held at a bank or broker.  Can I use these shares to participate in the plan?......................................................................................12
   I am not currently a shareholder, how can I participate in the plan?..........................................12
   I am not sure where my shares are, how can I find out?........................................................12
   What are my dividend options?.................................................................................12
   How may I change my dividend option or discontinue reinvesting my dividends?..................................12
   How can I have my dividends directly deposited in my bank account?............................................13
   If I am enrolled in the full or partial dividend reinvestment plan when will the investment be made?......................................................................................13
   At what price will the shares be purchased?...................................................................14
   How will I be assured that my dividends are fully reinvested?.................................................14
   What is the source of the shares being purchased under the plan?..............................................14

SHARE PURCHASE PROGRAM...........................................................................................15

   I would like to make an initial investment in shares through the plan.  How do I do this?.....................15
   I am currently a shareholder.  How do I make an additional investment in your shares?.........................15
   Am I able to make more than one investment?...................................................................15
   When will the shares be purchased for my account?.............................................................15
   How will the price be determined for my investment?...........................................................15
   If I change my mind can I cancel my investment?...............................................................16
   Will there be interest paid on funds pending investment?......................................................16
   When the shares are purchased, where are they held?...........................................................17
   How may I receive a certificate for my shares?................................................................17
   How will I know how many shares I own?........................................................................17


   I currently hold a certificate for shares.  May I place my WPC shares into safekeeping in my existing account?......................................................................18
   How do I withdraw from the plan?..............................................................................18
   I do not wish to withdraw from the plan, but would like to sell some of my shares.
        Can I do this through the plan?..........................................................................18

SHARE PURCHASES ABOVE THE MAXIMUM $25,000........................................................................19

   I wish to make an investment above the $25,000 maximum. How can I do this?....................................19
   How do you determine whether to accept or deny the waiver request?............................................19
   If you receive multiple requests for waiver how will participation be determined?.............................20
   If the request for waiver is accepted how and when will my investment be made?................................20
   When are the funds due for the optional cash investment subject to a waiver?..................................21
   What discounts apply to a waiver optional cash investment?....................................................21
   Will you set a minimum pricing level for waiver optional cash investments?....................................21
   Will interest be paid on funds received prior to or during the pricing period?................................22

OTHER IMPORTANT INFORMATION......................................................................................22

   What are your responsibilities and those of the plan administrator under the program?.........................22
   What are the responsibilities of the participant under the plan?..............................................22
   How do I vote my shares acquired through any part of the plan?................................................23
   What are the tax consequences related to the plan?............................................................23

LEGAL MATTERS....................................................................................................24


EXPERTS..........................................................................................................24


WHERE YOU CAN FIND ADDITIONAL INFORMATION........................................................................24


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................................................................24

                                  RISK FACTORS

         Our future results may be affected by certain risks and uncertainties including the following:

Single tenant leases increase our exposure in the event of a failure of tenant.

         We focus our acquisition activities on net leased real properties or interests therein. Due to the fact that our net leased real properties are leased to single tenants, the financial failure of or other default by a tenant resulting in the termination of a lease is likely to cause a reduction in our operating cash flow and might decrease the value of the property leased to such tenant.

We depend on major tenants.

         Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our consolidated rental revenues. Our five largest tenants/guarantors, which occupy 9 properties, represent 21% of annualized revenues. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies in the respective properties, which would reduce our revenues until the affected property is re-let, and could decrease the ultimate sale value of each such property.

We can borrow a significant amount of funds.

         We have incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither our operating agreement nor any policy statement formally adopted by our board of directors limits either the total amount of indebtedness or the specified percentage of indebtedness (based upon our total market capitalization) which may be incurred. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions. Our current unsecured revolving credit facility with Chase Manhattan Bank, as agent, contains various covenants which limit the amount of secured and unsecured indebtedness we may incur.

We may not be able to refinance balloon payments on our mortgage debts.

         A significant number of our properties are subject to mortgages with balloon payments. Scheduled balloon payments, including our pro rata share of mortgages on equity investments, for the next five years are as follows:


                             2002 - $0 million;
                             2003 - $2.5 million;
                             2004 - $20.0 million
                             2005 - $0 million; and
                             2006 - $33.0 million.

         Our credit facility has been extended through March 2004. As of December 31, 2001, we had $95 million drawn from the line of credit. Our ability to make such balloon payments will depend upon our ability either to refinance the obligation when due, invest additional equity in the property or to sell the related property. Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws.

We may be unable to renew leases or re-let vacated spaces.

         We will be subject to the risks that, upon expiration of leases, the premises may not be re-let or the terms of re-letting (including the cost of concessions to tenants) may be less favorable than current lease terms. If we are unable to re-let promptly all or a substantial portion of our properties or if the rental rates upon such re-letting were significantly lower than current rates, our net income and ability to make expected distributions to our shareholders would be adversely affected. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases. Our scheduled lease expirations, as a percentage of annualized revenues for the next five years, are as follows:

                                  2002 - 2.0%
                                  2003 - 5.0%
                                  2004 - 5.0%
                                  2005 - 4.0%
                                  2006 - 6.0%

We are subject to possible liabilities relating to environmental matters.

         We own industrial and commercial properties and are subject to the risk of liabilities under federal, state and local environmental laws. Some of these laws could impose the following on WPC:

         o Responsibility and liability for the cost of investigation and removal or remediation of hazardous substances released on our property, generally without regard to our knowledge or responsibility of the presence of the contaminants;

         o Liability for the costs of investigation and removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of such substances; and

         o Potential liability for common law claims by third parties based on damages and costs of environmental contaminants.

We may be unable to make acquisitions on an advantageous basis.

         A significant element of our business strategy is the enhancement of our portfolio through acquisitions of additional properties. The consummation of any future acquisition will be subject to satisfactory completion of our extensive analysis and due diligence review and to the negotiation of definitive documentation. There can be no assurance that we will be able to identify and acquire additional properties or that we will be able to finance acquisitions in the future. In addition, there can be no assurance that any such acquisition, if consummated, will be profitable for us. If we are unable to consummate the acquisition of additional properties in the future, there can be no assurance that we will be able to increase the cash available for distribution to our shareholders.

We may suffer uninsured losses.

         There are certain types of losses (such as due to wars or some natural disasters) that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of the limits of our insurance occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss would adversely affect our financial condition.

Changes in market interest rates could cause our stock price to go down.

         The trading prices of equity securities issued by real estate companies have historically been affected by changes in broader market interest rates, with increases in interest rates resulting in decreases in trading prices, and decreases in interest rates resulting in increases in such trading prices. An increase in market interest rates could therefore adversely affect the trading prices of any equity securities issued by us.

We face intense competition.

         The real estate industry is highly competitive. Our principal competitors include national real estate investment trusts ("REITs"), many of whom are substantially larger and have substantially greater financial resources than us.

The value of our real estate is subject to fluctuation.

         We are subject to all of the general risks associated with the ownership of real estate. In particular, we face the risk that rental revenue from the properties will be insufficient to cover all corporate operating expenses and debt service payments on indebtedness we incur. Additional real estate ownership risks include:

         o        Adverse changes in general or local economic conditions,

         o Changes in supply of or demand for similar or competing properties,

         o        Changes in interest rates and operating expenses,

         o        Competition for tenants,

         o        Changes in market rental rates,

         o Inability to lease properties upon termination of existing leases,

         o        Renewal of leases at lower rental rates,

         o Inability to collect rents from tenants due to financial hardship, including bankruptcy,

         o Changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate,

         o Uninsured property liability, property damage or casualty losses,

         o Unexpected expenditures for capital improvements or to bring properties into compliance with applicable federal, state and local laws, and

         o Acts of God and other factors beyond the control of our management.

We depend on key personnel for our future success.

         We depend on the efforts of the executive officers and key employees. The loss of the services of these executive officers and key employees could have a material adverse effect on our operations.

Future sales of our stock by our shareholders may adversely affect the market price of our stock.

         Sales of a substantial number of shares by our shareholders, or the perception that these sales could occur, could adversely affect prevailing market prices for the shares. These sales also might make it more difficult for us to sell equity securities in the future at a time and price it deems appropriate. We issued 9,000,000 shares to the shareholders of Carey Management LLC, our former manager, in connection with the merger of Carey Management and ourselves since June 2000, and we may issue up to an additional 1,000,000 to them upon the satisfaction of performance targets. In addition, our directors and officers own or have the right to acquire up to an additional approximately 3,275,000 shares.

The investment advisory business presents different risks.

         Our recent merger with our former manager exposes us to risks of the real estate management business to which we have not historically been exposed. These risks include the following:

         o More volatility in our earnings may occur because revenue from the real estate management business has been traditionally more volatile than revenue from ownership of real estate subject to triple net leases and

         o The growth in revenue from the management business is dependent in large part on future capital raising in existing or future managed entities, which is subject to uncertainty and is subject to capital market and real estate market conditions.

The revenue streams from the investment advisory agreements are subject to limitation or cancellation.

         The agreements under which we provide investment advisory services may generally be terminated by each CPA(R) REIT upon 60 days notice, with or without cause. In addition, the fees payable under each agreement are subject to a variable annual cap based on a formula tied to the assets and income of that CPA(R) REIT. This cap may limit the growth of the management fees. There can be no assurance that these agreements will not be terminated or that our income will not be limited by the cap on fees payable under the agreements. A cap on the fees could have a material adverse effect on our business, results of operations and financial condition.


                              W. P. CAREY & CO. LLC

         We are a real estate investment company that acquires, owns and manages commercial properties leased to companies nationwide, primarily on a triple net basis. As of December 31, 2001, we owned 184 properties in the United States and 7 properties in Europe totaling more than 20 million square feet, and managed an additional 274 properties. We manage net leased properties on behalf of five real estate investment trusts of which we are the advisor and manager: Corporate Property Associates 10, Inc., Carey Institutional Properties, Incorporated, Corporate Property Associates 12, Inc., Corporate Property Associates 14, Inc. and Corporate Property Associates 15, Inc. On December 14, 2001, Corporate Property Associates 10, Inc. and Carey Institutional Properties entered into a merger agreement whereby the two companies will merge and Carey Institutional Properties will be the surviving entity. The merger was approved by holders of the outstanding shares of each company. The date for the closing of the merger has been set for April 30, 2002. If the merger is completed, it will not have an effect on our revenues or earnings.

         Our core strategy is to purchase properties, leased to a variety of companies on a single tenant net lease basis, that are either owned outright or owned by an entity we manage. These leases generally place the economic burden of ownership on the tenant by requiring them to pay the costs of maintenance, insurance, taxes, structural repairs and other operating expenses. We also generally seek to include in our leases:

         o clauses providing for mandated rent increases or periodic rent increases tied to increases in the consumer price index or other indices or, when appropriate, increases tied to the volume of sales at the property;

         o covenants restricting the activity of the tenant to reduce the risk of a change in credit quality;

         o        indemnification for environmental and other liabilities; and

         o        guarantees from parent companies or other entities.

         We were formed as a limited liability company under the laws of Delaware on July 15, 1996. Since January 1, 1998, we have been consolidated with nine Corporate Property Associates limited partnerships and are the General Partner and owner of 100% of the limited partnership interests in each partnership. The former general partners of each partnership have a right to receive a portion of the distributions made by each partnership. As a limited liability company, we are not subject to federal income taxation as long as we satisfy certain requirements relating to our operations.

         On June 28, 2000 following shareholder approval, we acquired the net lease real estate advisory operations of Carey Management LLC and changed our name to W. P. Carey & Co. LLC and our ticker symbol changed from "CDC" to "WPC." As a result of acquiring the operations of Carey Management, we acquired its workforce of approximately 95 employees, assumed the advisory contracts with four affiliated REITs and terminated the management contract between us and Carey Management. As a result of this transaction, we have diversified our revenue sources and entered into a new business segment. We are now a fully integrated company that will continue and expand the nationwide real estate investment business.

         Our principal executive offices are located at 50 Rockefeller Center, New York, New York 10020. Our telephone number at that location is (212) 492-1100. We also have offices in London, England and Paris, France. Our Internet address is www.wpcarey.com. The information contained on our web site is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus.


                           FORWARD-LOOKING STATEMENTS

         The statements contained in this prospectus and any prospectus supplement that are not historical facts are "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward-looking statements involve risks and uncertainties including, but not limited to, the following:

         o the risk that since our net leased real properties are leased to single tenants, the financial failure of or other default by a tenant resulting in the termination of a lease is likely to cause a reduction in our operating cash flow and might decrease the related property value;

         o the risk that revenues from several of our tenants and/or their guarantors constitute a significant percentage of our consolidated rental revenues;

         o the risk that we have incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of our activities and that we are not limited in the amount of money that we can borrow;

         o the risk that we may not be able to refinance balloon payments on our mortgage debts;

         o the risk that we may be unable to renew leases or re-let vacated spaces; and

         o the risk that our recent merger with our former manager exposes us to risks of the real estate management business to which it we have not historically been exposed.

         Investors are also directed to other risks discussed beginning on page 3 of this prospectus and in documents filed by us with the Securities and Exchange Commission.

         These statements are only estimates or predictions and cannot be relied upon. We can give no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. These risks and assumptions could cause actual results to vary materially from future results indicated, expressed or implied in the forward-looking statements included in the prospectus.

         All forward-looking statements made in this prospectus and any prospectus supplement that are attributable to us or persons acting on behalf of us are expressly qualified in their entirety by the factors listed above in the section captioned "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.


                         SUMMARY DESCRIPTION OF THE PLAN

PURPOSE OF THE PLAN

         The primary purpose of the plan is to provide current holders of shares with an economical and convenient method of increasing their investment in us by investing cash dividends in additional shares and/or by investing optional cash payments in shares at the current market value without payment of any brokerage commission or service charge. To the extent shares are purchased from us under the plan, we will receive additional funds for acquisitions and general company purposes.

         The plan was adopted by our Board of Directors on February 11, 2001 and became effective on February 11, 2001. The following information and questions and answers will provide you with a description of the plan and how it works. If you do not participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.

GENERAL PLAN INFORMATION:

         Allow non-U.S. Enrollment                         Yes
         U.S. Geographic Restriction                       No

         Initial Enrollment:

         Electronic Purchases                              YES
         Minimum Initial Purchase                          $500
         Maximum Initial Purchase                          $25,000
         Discount on Initial Purchases                     0%
         Initial Purchase Trading Fee                      Free
         (Does not include any fees charged by your
         financial institution)
         Initial Electronic Purchase Service Fee           Free
         (Does not include any fees charged by your
         financial institution)
         Initial Check Purchase Service Fee                Free

         Additional Purchases:

         Minimum Periodic Electronic or Check Purchase     $500
         Maximum Periodic Electronic or Check Purchase     $25,000
         Discount on Periodic Purchase                     0%
         Periodic Electronic Purchase Trading Fee          Free
         (Does not include any fees charged by your financial institution)

         Periodic Electronic Purchase Service Fee          Free
         (Does not include any fees charged by your
         financial institution)
         Periodic Check Purchase Service Fee               Free

         Purchases Above Maximum                           At discretion
         (For more information please see Page 12)         of Company

         Discount on Purchases Above Maximum               0%-5%

         Dividend Options:

         Dividend Reinvestment Option                      Full, Partial or None
         Dividend Reinvestment Trading Fee                 Free
         Dividend Reinvestment Service Fee                 Free
         Direct Deposit of Dividends                       Yes

         Sales

         Sales Transaction Service Fee                     $15.00
         Sales Transaction Trading Fee                     $0.12/Share

1.       What features are available to participants in the plan?

         o Dividend Reinvestment - Participants may purchase additional shares, if desired, by automatically reinvesting all or a portion of their cash dividends in shares through the plan.

         o Optional Cash Investment - Participants may also purchase additional shares by making optional cash payments of $500 to $25,000 per month or by making an initial optional cash payment of $500 to $25,000 in the plan.

         o Discounted Optional Cash Investment - Participants may also purchase additional shares with optional cash payments in excess of $25,000 with our permission. Such purchases may be priced at a discount ranging from 0% to 5% of the current market price, as determined by us in our sole discretion from time to time.

         o Voluntary Participation - Participation in the plan is entirely voluntary, and participants may terminate their participation at any time. Shareholders who do not choose to participate in the plan will continue to receive cash dividends, as declared, in the usual manner. Participants may also request that any or all of the shares they hold in the plan be sold by the plan administrator.

2.       Who will handle the administration of the plan?

         We have designated Mellon Bank, N.A. as the plan administrator to administer the plan and act as agent for the participants. Mellon Bank N.A. has designated its affiliate, Mellon Shareholder Services, to perform certain services for the plan. These companies will purchase and hold shares for participants, keep records and statements and perform other duties required by the plan.

         All correspondence regarding the plan should be directed to:

                  Mellon Investor Services
                  P.O. Box 3338
                  South Hackensack, NJ 07606-1938
                  Telephone: (888) 200-8690

         Please mention W. P. Carey & Co. LLC and this plan in all correspondence.


DIVIDEND REINVESTMENT PROGRAM

3.       How does an existing  shareholder participate in the plan?

         If you own our shares that are registered in your name, you may enroll in the plan immediately by completing the enrollment form and returning it to the plan administrator in the prepaid envelope. Alternatively , you may enroll on-line through Investor ServiceDirect. See question #8 for more details.

4. I already own shares, but they are held at a bank or broker. Can I use these shares to participate in the plan?

         If the shares are held with a bank or broker you may make arrangements with your financial advisor to have some or all of your shares registered directly in your name. Once you own at least one share in registered form you will need to complete the enrollment form and return it to the administrator in the prepaid envelope.

5.       I am not currently a shareholder, how can I participate in the plan?

         If you do not currently own our shares you will need to complete the enrollment form and make an initial investment of at least $500. Payment can be made by check or money order made payable to "Mellon Bank/W. P. Carey & Co. LLC DRP". If you wish to have the dividends reinvested please mark the corresponding box in Section 4 of the enrollment form. For further instructions on making an optional cash investment please consult the Share Purchase Program section of this prospectus. You can also make your initial investment through Investor ServiceDirect by authorizing an individual or monthly automatic deduction from your bank account. See question #8 for more details.

6.       I am not sure where my shares are, how can I find out?

         Please call an investor relations representative at 800-WP CAREY (800-972-2739) to inquire.

7.       What are my dividend options?

         Full Dividend Reinvestment - By selecting this option you are authorizing Mellon Investor Services to apply all of your dividends on all of our shares registered in your name toward the purchase of additional shares.

         Partial Dividend Reinvestment - If you select this option, Mellon will apply the dividends from the number of shares specified on your enrollment form toward more shares and pay the balance of the remaining dividends in cash.

         Full Cash Dividend Payment - If you select this option all of the dividends from your shares will be paid in cash by check or direct deposit.

8. How may I change my dividend option or discontinue reinvesting my dividends?

         You may change or withdraw from the plan with respect to all or a portion of the shares held in your account in the plan at any time. If the request to withdraw is received prior to a dividend record date, the request will be processed on the day following receipt of the request by the plan administrator.

         If the request to withdraw is received by the plan administrator on or after a dividend record date, but before the payment date, the plan administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to the effective date of the withdrawal will be paid in cash unless you re-enroll in the plan, which you may do at any time.

         You may do so by:

                  1. Calling Mellon Investor Services directly at 888-200-8690 and instruct them to change your dividend option;

                  2.       Instructing Mellon Investor Services by mail at:

                                    Mellon Investor Services
                                    Attn: Investment Plan Services
                                    P.O. Box 3339
                                    South Hackensack, NJ 07606-1939

                  3. Submitting a new election on an enrollment authorization form; or

                  4. Accessing your personal account by visiting Mellon's Investor ServiceDirect at www.melloninvestor.com. To gain access, you will require a password which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset. After logging on with your social security number and selected password you will be able to change your dividend option as well as perform additional account maintenance, such as enrollment, purchase or sale of share requests.

9.       How can I have my dividends directly deposited in my bank account?

         Simply call Mellon Investor Services at 888-200-8690 and ask to have a direct deposit form mailed to you or visit www.wpcarey.com/wpcllc/investing/fr-41.html to print the form online.

10. If I am enrolled in the full or partial dividend reinvestment plan when will the investment be made?

         The investment date for shares acquired through the plan, if issued directly by us, will be the quarterly dividend payment date declared by the Board of Directors (generally the 15th day of the month, unless such date is not a business date in which case it is the first business day immediately thereafter).

         If the shares are purchased on the open market, the investment date will be the date or dates of actual investment, but no later than 30 days following the dividend payment date.

         When open market purchases are made by the plan administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the plan administrator. Shares will be allocated and credited to participants' accounts on the appropriate investment date. No interest will be paid on cash dividends pending reinvestment under the terms of the plan.

11.      At what price will the shares be purchased?

         Shares purchased with reinvested dividends will be purchased for the plan at the market price.

         "Market Price" means, with respect to reinvested dividends and optional cash payments that do not exceed $25,000 for shares acquired directly from us, the average high and low sales prices, computed to four decimal places, of the shares on the New York Stock Exchange, or NYSE, on the business day immediately preceding the investment date. With respect to reinvested dividends and optional cash payments for shares to be acquired on the open market, market price means the weighted average of the actual prices paid, computed to four decimal places, for all of the shares purchased by the plan administrator with all participants' reinvested dividends and optional cash payments for the related month. With respect to optional cash payment that exceed $25,000 for shares acquired directly from us, market price means the average high and low sales prices, computed to four decimal places, of the shares on the NYSE during the pricing period, subject to any threshold price established by us.

         The price of the shares will be determined by the weighted average price of all shares purchased for the entire plan on the investment date.

         Neither we nor any participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator. However, when open market purchases are made by the plan administrator, the plan administrator shall use its best efforts to purchase the shares at the lowest possible price.

12.      How will I be assured that my dividends are fully reinvested?

         Your account in the plan will be credited with the number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested for you divided by the applicable weighted average market price.

13.      What is the source of the shares being purchased under the plan?

         Shares purchased through the plan will be purchased either directly from us or on the open market, or by a combination of both, at our option, after we review current market conditions and our current and projected capital needs. We will determine the source of the shares to be purchased under the plan. Neither we, nor the plan administrator shall be required to provide any written notice to participants as to the source of the shares to be purchased under the plan, but current information regarding the source of the shares may be obtained by contacting us at (212) 492-1100.

SHARE PURCHASE PROGRAM

14. I would like to make an initial investment in shares through the plan. How do I do this?

         You may purchase a minimum of $500 and a maximum of $25,000 by including a check or money order payable to "Mellon Bank/W. P. Carey & Co. LLC DRP" with the properly filled out authorization form and sending them directly to the plan administrator.

15. I am currently a shareholder. How do I make an additional investment in your shares?

         The plan allows for optional cash purchases to be made on a monthly basis. You may purchase a minimum of $500 and a maximum of $25,000 by including a check or money order payable to "Mellon Bank/W. P. Carey & Co. LLC DRP" with the authorization form and sending them directly to the plan administrator. You can also authorize an individual automatic deduction from your bank account through Investor ServiceDirect (see question #8 for more details). If you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account.

16.      Am I able to make more than one investment?

         Yes. The plan allows you to make investments on a monthly basis. Each optional cash payment must be accompanied by an authorization form. Each month, the plan administrator will apply any optional cash payment received from you no later than the optional cash payment due date to the purchase of additional shares for the account of the participant on the following investment date. The optional cash payment due date is, for optional cash payments between $500 and $25,000 per month, one business day prior to the investment date and for purchases in excess of $25,000, one business day prior to the first day of the relevant pricing period.

17.      When will the shares be purchased for my account?

         Optional cash purchases will be made on the 20th day of each month or the business day immediately preceding the 20th day of the month if the 20th day of the month is not a business day.

18.      How will the price be determined for my investment?

         If the shares are purchased on the NYSE, the price of the shares will be determined by the weighted average market price of all shares purchased for the entire plan on the investment date. Neither we nor any participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator.

         However, when open market purchases are made by the plan administrator, the plan administrator shall use its best efforts to purchase the shares at the lowest possible price.

         If the shares are issued directly from us, the price will be equal to the average of the high and low trading prices, computed to four decimal places, of the shares on the NYSE on the business day immediately preceding the investment date.

19.      If I change my mind can I cancel my investment?

         Your optional cash payments will be returned to you as soon as practicable after the plan administrator receives such a request from you. Your investment may be cancelled only by written request (to the attention of Mellon Investor Services). Your request must be received at least two business days prior to the investment date with respect to which the optional cash payments you delivered to the plan administrator are scheduled to be invested. In the case of requests received less than two business days prior to such date, the plan administrator, in its sole discretion, may either return or invest such cash payments.

20.      Will there be interest paid on funds pending investment?

         No. Interest will not be paid on funds held in your plan accounts. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the optional cash payment due date.

21.      When the shares are purchased, where are they held?

         Normally, shares purchased for you will be held in book-entry form.

         No certificates will be issued to you for shares in the plan unless you submit a request to the plan administrator. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to your plan account. We will not issue certificates for fractional shares under any circumstances.

22.      How may I receive a certificate for my shares?

         You may obtain a certificate by:

         1. Using the tear-off section of the investment statement you will receive shortly after each investment date and requesting a certificate for a specified number of whole shares;

         2.       Contacting Mellon at 888-200-8690;

         3. Sending a written notice specifying the number of shares you are requesting to be issued in certificate form; or

         4. Accessing your account via the internet at www.melloninvestor.com and authorizing the certificate issuance.

23.      How will I know how many shares I own?

         1. The plan administrator will provide you with a current activity statement reflecting the exact number of shares purchased shortly after an investment has been made.

         2. You are able to view real-time account information through Mellon's Investor ServiceDirect web-site at www.melloninvestor.com. You can simply log in with your Social Security Number/Tax ID and a self-established PIN.

         In addition, you will receive copies of other communications sent to shareholders, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information necessary for the completion of your tax return.

24. I currently hold a certificate for shares. May I place my shares into safekeeping in my existing account?

         You may also elect to deposit with the plan administrator certificates for your other shares registered in your name for safekeeping under the plan without charge. Certificates forwarded to the plan administrator by registered mail will be automatically covered by a blanket bond up to the first $100,000 of value. Safekeeping provides a convenient way to keep track of shares. Only shares held in safekeeping may be sold through the plan.

25.      How do I withdraw from the plan?

         If you wish to withdraw from the plan with respect to all or a portion of the shares held in your account in the plan, you must notify the plan administrator in writing or by marking and returning the tear-off section of the plan activity statement you will receive from the plan administrator following each purchase of additional shares by telephone, or through Investor ServiceDirect. Upon your withdrawal from the plan or termination of the plan by us, certificates for the appropriate number of whole shares credited to your account under the plan will be issued free of charge. A cash payment will be made for any fraction of a share.

         Upon withdrawal from the plan, you may also request in writing that the plan administrator sell all or part of the shares credited to your account in the plan. The plan administrator will sell the shares as requested within 10 business days after processing the request for withdrawal. You will receive the proceeds of the sale, less a nominal fee per transaction paid to the plan administrator, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five business days of the sale. See GENERAL PLAN INFORMATION above for a description of applicable fees.

26. I do not wish to withdraw from the plan, but would like to sell some of my shares. Can I do this through the plan?

         You may sell shares at any time by contacting the plan administrator. The plan administrator will record sales orders on the date of receipt, and process them, where practicable, on the next business day. The plan administrator will send by check the proceeds from the sale of the shares (excluding a nominal fee, brokerage commissions and other costs). See GENERAL PLAN INFORMATION for a description of applicable fees.

         If you sell or transfer all of your shares other than the shares you hold in the plan, you will still remain in the plan with respect to any held plan shares and will continue to earn dividends unless you notify the plan administrator to terminate participation by giving the plan administrator a withdrawal notice prior to the next relevant dividend record date.


SHARE PURCHASES ABOVE THE MAXIMUM $25,000

27. I wish to make an investment above the $25,000 maximum. How can I do this?

         You may seek a waiver of the $25,000 per month limit on optional cash investments. Optional cash payments in excess of $25,000 per month may be made only pursuant to a request for waiver approved by us. If you wish to submit an optional cash payment in excess of $25,000 for any investment date you must obtain our prior written approval and a copy of such written approval must accompany your optional cash payment. In order to receive a request for waiver form, you should request the form via facsimile at (212) 492-8922 or by mail at 50 Rockefeller Plaza, New York, NY 10020. At least two business days prior to the applicable optional cash payment due date, we will determine whether to waive the $25,000 monthly limit and whether to establish a threshold price and/or a waiver discount. The threshold price is described in the answer to question 33 below. A waiver discount is the discount from the market price applicable to optional cash payments made pursuant to requests for waiver. Such discount will vary between 0% and 5% of the market price.

28.      How do you determine whether to accept or deny the waiver request?

         We have sole discretion whether to grant any approval for optional cash payments in excess of the allowable maximum amount. We expect to grant requests for waivers to financial intermediaries, including brokers and dealers, and other participants in the future. Grants of requests for waivers will be made in our sole discretion based on a variety of factors, which may include:

         o our current and projected capital needs, and the alternatives available to WPC to meet those needs;

         o        the prevailing market price for shares;

         o        general economic and market conditions;

         o expected aberrations in the price or trading volume of the shares;

         o the potential disruption of the price of the shares by a financial intermediary;

         o the number of shares held by the participant submitting the request for waiver;

         o the participation of the participant in the dividend reinvestment program;

         o        the past actions of a participant under the plan;

         o the aggregate amount of optional cash payments for which such requests for waivers have been submitted;

         o the administrative constraints associated with granting such requests for waivers; and

         o        other factors we deem relevant.

         If requests for waivers are granted, a portion of the shares available for issuance under the plan will be purchased by participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. To the extent that requests for waiver are granted, it is expected that a greater number of shares will be issued under the share purchase program of the plan as opposed to the dividend reinvestment program of the plan. Subject to the availability of shares registered for issuance under the plan, there is no pre-established maximum limit on the number of shares that may be purchased pursuant to approved requests for waivers.

         Financial intermediaries may purchase a significant portion of the shares issued pursuant to the share purchase program of the plan. We do not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares under the plan with a view to distribution of such shares or that offer or sell shares for us in connection with the plan may be deemed to be underwriters within the meaning of the Securities Act.

29. If you receive multiple requests for waiver, how will participation be determined?

         If requests for waivers are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved requests for waiver.

30. If the request for waiver is accepted, how and when will my investment be made?

         We will calculate the price for the shares being purchased by using high and low trading prices for the ten trading days prior to the investment date, which is called the pricing period. The total price will then be determined dividing the total of the average of the high and low over the pricing period by ten.

         The investment date will be the last trading day of the month. The pricing period will therefore be the 10 trading days immediately preceding the investment date.

31. When are the funds due for the optional cash investment subject to a waiver?

         The plan administrator must receive an authorization form and a check, money order or wire transfer no later than the business day immediately preceding the pricing period.

         Wire transfers may be used only if approved verbally in advance by the plan administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to "Mellon Bank/W. P. Carey & Co. LLC DRP."

32.      What discounts apply to a waiver optional cash investment?

         Each month we may, but we are not required to, establish a discount from the market price applicable only to optional cash payments made pursuant to a request for waiver. This waiver discount may be between 0% and 5% of the purchase price and may vary each month, but once established will uniformly apply to all optional cash payments made pursuant to an approved request for waiver for that month. Setting a waiver discount for a particular month shall not affect the setting of or the level of any waiver discount for any subsequent month. The waiver discount will apply to the entire optional cash payment and not just the portion that exceeds $25,000. If no waiver discount is established for a particular month, no discount will apply to purchases in excess of $25,000.

33. Will you set a minimum pricing level for waiver optional cash investments?

         We may establish for any pricing period a threshold price applicable to optional cash payments made pursuant to requests for waiver. If established for any pricing period, the threshold price will be stated as a dollar amount that the average of the high and low price on the NYSE for each day of the applicable pricing period must equal or exceed. In the event that the threshold price is not satisfied for a day in the pricing period, then that day and the trading prices for that day will be excluded from that pricing period. Thus, for example, if the threshold price is not satisfied for three of the 10 days in a pricing period, then the average sales price for purchases and the optional cash payments which may be invested will be based on the remaining seven days when the threshold price is satisfied. For each day during the pricing period for which the threshold price is not satisfied, 1/10th of each optional cash payment made pursuant to a request for waiver will be returned to such participant, without interest, as soon as practicable after the applicable investment date.

         The establishment of a threshold price and the possible return of a portion of the investment applies only to optional cash payments made pursuant to a request for waiver. Setting a threshold price for a pricing period shall not affect the threshold price for any subsequent pricing period. Neither we nor the plan administrator shall be required to provide any written notice to participants as to the threshold price for any pricing period.

34. Will interest be paid on funds received prior to or during the pricing period?

         No interest will be paid by us or the plan administrator on optional cash payments held pending investment.


OTHER IMPORTANT INFORMATION

35. What are your responsibilities and those of the plan administrator under the program?

         We and the plan administrator will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation:

         o any claim or liability arising out of failure to terminate a participant's account upon his or her death; or

         o with respect to the price at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares.

         Notwithstanding the foregoing, nothing contained in the plan limits our liability with respect to alleged violations of federal securities laws.

         We and the plan administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

         Any questions of interpretation arising under the plan will be determined by us and any such determination will be final. We may adopt rules and regulations to facilitate the administration of the plan. The terms and conditions of the plan and its operation will be governed by the laws of the State of Delaware.

36.      What are the responsibilities of the participant under the plan?

         Shares purchased through he plan are subject to escheat to the state in which the participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the participant. Therefore, you should notify the plan administrator promptly in writing of any change of address. Account statements and other communications to participants will be addressed to them at the last address of record provided by participants to the plan administrator.

         You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any shares or cash held by the plan administrator except as expressly provided herein.

   37.   How do I vote my shares acquired through any part of the plan?

         You will receive a proxy card covering both directly held shares and shares held in the plan. If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If you beneficially own shares that are registered in a name other than your own (for example, in the name of a bank, broker or other nominee), you will receive a proxy covering plan shares through your bank, broker or other nominee. If your proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If your proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by your in person.

38.      What are the tax consequences related to the plan?

        The following summary is based upon interpretations of current federal tax law. It is important for you to consult your own tax advisers to determine particular tax consequences, including state income tax consequences, which vary from state to state and which may result from participation in the plan and subsequent disposition of shares acquired pursuant to the plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

        Each shareholder will report on his or her personal income tax return his distributive share of each item of our income, gain, loss, deduction, credit and tax preference. Each shareholder will be taxed on his or her pro rata share of our taxable income, whether or not he or she has received or will receive any cash distributions from us. Cash distributions (which are considered to include any reduction in participating partnership and/or nonrecourse indebtedness) made to shareholders, other than those in exchange for or in redemption of all or part of their shares, generally will not affect a shareholder's distributive share of income, gain or loss from us. Such distributions may represent distributions of income, returns of capital or both. A cash distribution to a shareholder by us generally does not result in any recognition of gain or loss for federal income tax purposes, but reduces a shareholder's adjusted basis in his or her shares.

        Participants in the dividend reinvestment program under the plan will be treated for federal income tax purposes as having received, on the investment date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested distributions. Such shares will have a tax basis equal their fair market value increased by the shareholder's share, if any, of the liabilities of us (which include our share of the liabilities of the participating partnerships). That initial basis then will be increased by

o        His or her share of items of our income and gain and

o Any increase in his or her proportionate share of our share of nonrecourse indebtedness to which the participating partnerships' or our properties are subject (limited to the fair market value of the property securing such indebtedness) and reduced, but not below zero, by:

         o the amount of his or her share of items of loss and deduction and expenditures which are neither properly deductible nor properly chargeable to his or her capital account;

         o the amount of any cash distributions (including any decrease in his or her share of liabilities); and

         o the basis of any property distributions received by such shareholder.

        For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related investment date. The trading value on that specific date may vary from the market price determined under the plan for such shares.

        The IRS has ruled that a partner must maintain an aggregate adjusted tax basis in his or her aggregate partnership interest (consisting of all interests acquired in separate transactions). On the sale of a portion of such aggregate interest, a partner would be required to allocate, on the basis of the relative fair market values of such interests on the date of sale, his or her aggregate tax basis between the portion of the interest sold and the portion of the interest retained. This requirement, if applicable to us, effectively would preclude a shareholder owning shares that were acquired at different prices on different dates from controlling the timing of the recognition of the inherent gain or loss in his or her shares by selecting the specific shares that he or she would sell. The ruling does not address whether this aggregation requirement, if applicable, results in the tacking of the holding period of older shares on the holding period of more recently acquired shares. Because the application of this ruling in the context of a publicly traded partnership, such as us, is not clear, a person acquiring shares and considering the subsequent purchase of additional shares should consult his or her professional tax advisor as to the possible tax consequences of the ruling.

        Any gain or loss recognized by a shareholder upon the sale or exchange of his or her shares will generally be treated as capital gain or loss. In determining the amount received upon the sale or exchange of a share, a shareholder must include, among other things, his allocable share of non-recourse indebtedness. Therefore, it is possible that the gain or other income recognized on the sale of a share may exceed the cash proceeds of the sale and, in some cases, the income taxes payable with respect to the sale may exceed such cash proceeds.


                                  LEGAL MATTERS

         The validity of the shares offered hereby and certain legal and tax matters has been passed upon by Reed Smith LLP, Philadelphia, PA.


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports and other information with the Securities and Exchange Commission. You may inspect and copy reports, proxy statements and other information we file with the Securities and Exchange Commission at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, shareholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which we have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to which reference is hereby made. We file information electronically with the Securities and Exchange Commission, and the Securities and Exchange Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including WPC) that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web Site is http://www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         There are incorporated herein by reference the following documents heretofore filed by us with the Securities and Exchange Commission:

(a) The description of our shares contained in our Registration Statement on Form 8-A, as amended (Reg. No. 1-13779), filed January 13, 1998, under the Securities Exchange Act of 1934, as amended.

(b)      The registration statement on Form S-4 filed on October 15, 1997.

(c)      Our annual report for the year ended December 31, 2001 on Form 10-K.

         All documents filed with or furnished to the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference into this Prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that such statement is modified or replaced by a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are themselves specifically incorporated by reference). Requests for such copies should be directed to the following: W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020, Attention:
Investor Relations, telephone (212) 492-1100.

         This prospectus is not an offer to sell nor is it seeking an offer to buy our securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is correct as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our securities.

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is currently only as of its date.


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